Exhibit 99.1

Contact:

Dee Ann Johnson

Vice President Controller &Treasurer

412-456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

April 24, 2013

Ampco-Pittsburgh Corporation Announces First Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales and net income for the three months ended March 31, 2013 of $69,624,000 and $126,000 or $0.01 per common share, respectively, against sales and net income of $73,605,000 and $2,000,000 or $0.19 per common share for the same period in 2012. Income from operations for the first three months of 2013 of $1,711,000 compares to $4,117,000 for the first three months of 2012.

Despite the slight improvement in sales for the Forged and Cast Rolls segment for the three months ended March 31, 2013 when compared to the same period of the prior year, operating income declined primarily due to lower margins which continue to be adversely affected by global pricing pressures. For the Air and Liquid Processing segment, a lower volume of new orders resulted in sales and operating income less than the comparable prior year period.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended March 31,
	2013	2012

Sales	$69,624,000	$73,605,000

Income from operations	1,711,000	4,117,000
Other expense – net	(644,000)	(276,000)

Income before income taxes	1,067,000	3,841,000

Income tax provision	(320,000)	(1,375,000)

Equity losses in Chinese joint venture	(621,000)	(466,000)

Net income	$126,000	$2,000,000

Earnings per common share:
Basic	$0.01	$0.19

Diluted	$0.01	$0.19

Weighted-average number of common shares outstanding:
Basic	10,346,090	10,329,000

Diluted	10,398,918	10,393,165